EnerJex Resources, Inc.

7300 W. 110th Street, 7th Floor

Overland Park, KS 66210

December 10, 2007

The Buyers of Senior Secured Debentures

of Midwest Energy, Inc. and Common Stock

of EnerJex Resources, Inc.

Dear Buyers:

Reference is made to the Securities Purchase Agreement (the “Purchase Agreement”), the Registration Rights Agreement (the “RRA”), and the Pledge and Security Agreement (the “Security Agreement”), all dated as of April 11, 2007, by and among Midwest Energy, Inc. (the “Company”), EnerJex Resources, Inc. (“Parent”) and the Buyers. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Purchase Agreement, the RRA and/or the Security Agreement.

Pursuant to the RRA, the Company is obligated to file the second Registration Statement to register the Second Registration Amount (3,000,000 shares) of the Closing Securities within six months and one day of the First Effectiveness Date. The first Registration Statement was declared effective on August 14, 2007, which would make the Second Filing Deadline to be on or about February 18, 2008 and the Second Effectiveness Deadline to be on or about May 19, 2008. Further, the Company is obligated to file a third Registration Statement within six months and one day of the Second Effectiveness Date (approximately November 20, 2008).

The Company has agreed to accelerate the filing of the second Registration Statement to be on or before December 31, 2007 in exchange for the Buyers agreeing not to accelerate the Third Filing Deadline (i.e. – the Third Filing Deadline would remain to be on or about November 20, 2008).

Pursuant to the Security Agreement, the Company and Parent pledged all of their assets to the Buyers as Collateral for the repayment of the Debentures.

The Company has instituted a hedging and security policy to help stabilize its cash flow. Pursuant to this policy, the Company may need to pledge a sufficient amount of its oil production to satisfy requirements of entities the Company plans to enter into hedging agreements with. As further consideration for accelerating the filing of the second Registration Statement and to assist the Company in stabilizing its cash flow, the Buyers have agreed to allow the Company to pledge up to 150 barrels of oil per day (BOPD) of its production through contracts put in place with hedging companies by June 30, 2008, pursuant to which the Company will not hedge said production for a period to exceed 36 months without additional written consent of the Buyers. Further, the Buyers agree to release the associated production from any lien the Buyers have on the production. Only pledged production would be released and not considered Collateral.

This letter agreement shall be governed by the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of New York. Further, this letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Sincerely,

ENERJEX RESOURCES, INC.

By: /s/ Steve Cochennet

Name: Steve Cochennet
Title: Chief Executive Officer

Agreed to and accepted:

DKR SOUNDSHORE OASIS HOLDING FUND LTD., by DKR Oasis Management Company LP,

Its Investment Manager

By: /s/ Barbara Burger
Name: Barbara Burger
Title: Authorized Signatory

WEST COAST OPPORTUNITY FUND, LLC

By: /s/ Atticus Lowe
Name: Atticus Lowe
Title: Chief Investment Officer

ENABLE GROWTH PARTNERS LP

By: /s/ Brendan O’Neil
Name: Brendan O’Neil, CFA
Title: Principal and Portfolio Manager

ENABLE OPPORTUNITY PARTNERS LP

By: /s/ Brendan O’Neil
Name: Brendan O’Neil, CFA
Title: Principal and Portfolio Manager

GLACIER PARTNERS LP

By: /s/ Peter Castellanos
Name: Peter Castellanos
Title: Managing Partner

FREY LIVING TRUST

By: /s/ Philip Frey Jr.
Name: Philip Frey Jr.
Title: Trustee